Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Promotes Clark to President of Holding Company, Andrews to
Senior Operating Officer of Bank

WINSTON-SALEM, North Carolina, December 16, 2004 – Southern Community Financial Corporation (Nasdaq Symbol SCMF) announced today the promotions of Jeff T. Clark to president of the corporation and Merle B. Andrews to senior operating officer of Southern Community Bank and Trust, the primary subsidiary of the corporation.

Clark, who joined the company in 1996 as one of its original employees, will continue as president of Southern Community Bank and Trust, a position he has held since 2001, and a member of the board of directors of the bank.

“Jeff has done a tremendous job since our inception. He has effectively managed the bank through the exceptional growth we have experienced. His leadership abilities will be an asset to our future. This recognition further strengthens our executive management team.” said F. Scott Bauer, chairman and chief executive officer of Southern Community Financial Corporation.

A native of Winston-Salem, Clark graduated from High Point University with a degree in business administration. He was a commercial banker with NationsBank, Southern National and BB&T before joining Southern Community as senior vice president for commercial and retail lending. He is a graduate of the Master’s Program at the Stonier School of Banking at Georgetown University and the North Carolina Bank Directors College.

Andrews, a magna cum laude graduate of Wake Forest University, began her banking career in 1977 with Wachovia Bank. She joined The Community Bank in 1987 and was instrumental in the organization and growth of that bank, headquartered in Surry County.
Andrews, who joined Southern Community when it acquired The Community Bank in the first quarter of 2004, is responsible for the bank’s information technology, human resources and operations departments.

“Merle was in charge of the conversion for Community and Southern Community Bank, a critical part of the merger. She has done an excellent job and her broad management experience will be valuable to our continued success.” said F. Scott Bauer, chairman and chief executive officer of Southern Community Financial Corporation.

She is a graduate of the Advanced Management Program of the North Carolina School of Banking and the University of Colorado School of Banking. She is EVP of Southern Community Bank in addition to the new designation.

Southern Community has grown into a $1 billion bank in 2004. It has expanded its regional presence by acquiring the 10 banking offices of The Community Bank, acquiring two residential mortgage offices of Davidson Mortgage in Cornelius, N.C. and Lexington, S.C., and opening a loan production office in Mooresville. It also has announced plans to establish a new banking office in Greensboro.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbol SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
336-768-8500